UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 14, 2017

ECO TEK 360, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

GLOBAL FASHION TECHNOLOGIES, INC.
(Former name or former address, if changed since last report)

000-52047 (Commission File Number)	11-3746201 (IRS Employer Identification No.)
50 Division Street Somerville, New Jersey (Address of principal executive offices)	08876 (Zip Code)

Registrant's telephone number, including area code (973)291-8900

(formerly Global Fashion Technologies, Inc., formerly Premiere Opportunities Group, Inc.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02(c) Appointment of Certain Officers, and Item 5.02(e) Compensatory Arrangements of Certain Officers

On February 14, 2017, the Board of Directors of Eco Tek 360, Inc., a Nevada corporation (the "Company") held its annual meeting and elected the following persons as officers of the Company.  Christopher Giordano was elected to continue to serve as the President of the Company.  Paul Serbiak was elected to serve as the Treasurer of the Company in addition to his existing position as the Chief Executive Officer of the Company.  Peter Vazquez was elected to serve as the Secretary of the Company.

As compensation for serving as the Company's President, the Board of Directors approved an employment contract for Christopher Giordano.  Although his duties as President shall begin immediately, his salary shall not be earned or payable until such time that the Company raises at least $2,000,000 in its upcoming private placement.  The base salary for Mr. Giordano shall initially be set at $90,000 per year, but has the potential to incrementally increase up to $200,000 per year based on the Company achieving certain revenue goals.  Moreover, Mr. Giordano's contract provides for a minimum annual bonus of thirty-percent(30%) of his base salary, but gives the Company the discretion to award an annual bonus of up to two-hundred-percent(200%) of his base salary.

As a signing bonus, Mr. Giordano received 250,000 options to purchase shares of the Company's common stock that are exercisable for a period of five years at a strike price of $0.50 per share.  In addition, Mr. Giordano's contract provides for up to ten incentive stock option awards of 0.75% of the shares of common stock outstanding per $1,000,000 in net income received by the Company over the next ten years.  Such options would be exercisable at the closing bid price for the ten days preceding the Company's achievement of each award milestone.

Mr. Giordano does not have any family relationships with any other director or officer of the Company, and there are no transactions in which the directors have an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Serbiak will not receive any additional compensation for taking on the role of Treasurer in addition to his duties as Chief Executive Officer.  Further, Mr. Serbiak does not have any family relationships with any other director or officer of the Company, and there are no transactions in which the directors have an interest requiring disclosure under Item 404(a) of Regulation S-K.

For serving as Secretary, the Company approved the issuance of stock options to Mr. Vazquez.  Mr. Vazquez will receive 125,000 options to purchase shares of the Company's common stock that are exercisable for a period of five years at a strike price of $0.50 per share, along with an   additional 125,000 options to purchase shares of the Company's common stock that are exercisable for a period of five years at a strike price of $1.50 per share.  Finally, Mr. Vazquez does not have any family relationships with any other director or officer of the Company, and there are no transactions in which the directors have an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 5.03(a) Amendments to Articles of Incorporation or Bylaws

On February 14, 2017, the Board of Directors of the Company approved the adoption of new bylaws for the Company.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

3(ii) - Bylaws adopted on February 14, 2017.

SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ECO TEK 360, INC.

	By:	/s/ Christopher Giordano
Christopher Giordano
Date: February 22, 2017		President and Co-Chairman